Exhibit 8.2

October 27, 2017 The Board of Directors NextSource Materials Inc. 1001-145 Wellington Street West Toronto, Ontario M5J 1H8

Dear Sirs:

Re: NextSource Materials Inc. (the “Company”) – Registration Statement on Form S-4

We have acted as Canadian counsel to the Company, a Minnesota corporation, in connection with the registration statement on Form S-4 (the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission under the United States Securities Act of 1933, as amended (the “Securities Act”); and material Canadian aspects of the Redomicile, as defined in the Registration Statement. This opinion is being delivered in connection with the Registration Statement, to which this opinion will appear as an exhibit.

We hereby confirm to you that, subject to the assumptions, qualifications and limitations contained therein, the discussion set forth under the heading “Material Canadian Federal Income Tax Considerations” in the Registration Statement constitutes, in all material respects, an accurate summary of the Canadian federal income tax considerations described therein.

In rendering this opinion, we have reviewed the Registration Statement and such other documents and information, and have made such other investigations, as we have considered necessary or relevant for purposes of rendering this opinion. We have also assumed that the transactions described in the operative documents pertaining to the Redomicile described in the Registration Statement to which our opinion relates will be performed in accordance with the terms described therein.

This opinion is limited to (i) the tax matters specifically discussed under the heading “Material Canadian Federal Income Tax Considerations” in the Registration Statement, and (ii)matters of Canadian federal income tax law, and is based upon Canadian federal income tax law as at the date of this letter. We are under no obligation to supplement or revise our opinion to reflect any changes in such applicable law that may come to our attention after the date of this letter.

This opinion is furnished to you solely for use in connection with the Registration Statement, and it is not to be used, circulated, quoted or otherwise referred for any other purpose without our express written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement wherever it appears. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder, or that we are “experts” within the meaning of the Securities Act or the rules and regulations promulgated thereunder.

Yours truly,

“Cassels Brock & Blackwell LLP”

CASSELS BROCK & BLACKWELL LLP